Exhibit 99.1

GameStop Reports Record 2010 First Quarter Sales and Earnings

New Software Sales Increase 13%

Earnings Per Share Grow 14%

GRAPEVINE, Texas--(BUSINESS WIRE)--May 20, 2010--GameStop Corp. (NYSE: GME), the world’s largest video game and entertainment software retailer, today reported sales and earnings for the first quarter ended May 1, 2010.

Financial Results

Total sales for the first quarter increased 5.1% to $2.08 billion, in comparison to $1.98 billion in the prior year quarter. Comparable store sales decreased 1.6%, due to a decline in hardware price points and hardware supply constraints. However, new video game software sales increased 13.3%, driven by a very strong slate of new games with Battlefield Bad Company 2 from Electronic Arts, Sony’s God of War III, Final Fantasy XIII by Square Enix, Pokèmon SoulSilver and HeartGold from Nintendo, and Take 2’s Bioshock 2 making up the top sellers.

Net earnings for the first quarter increased 6.8% to $75.2 million, as compared to net earnings of $70.4 million, including debt retirement costs of $2.9 million ($1.8 million, net of tax benefits) in the prior year quarter. Diluted earnings per share increased 14.3% to $0.48, as compared to $0.42 in the prior year quarter, including debt retirement costs of $0.01 per diluted share. Over the past four years, first quarter earnings have grown at a compounded annual growth rate of 62%.

Daniel DeMatteo, GameStop’s Chief Executive Officer, stated, “I am pleased that our earnings have achieved the high end of guidance and total company sales have exceeded $2 billion for the first time in a non-holiday quarter. By maintaining a sharp focus on our customer needs and overall business execution, our strong brick and mortar business continues to provide the capital needed to invest in new stores as well as execute our strategic plan to incorporate digital gaming into our global operations.

“The in-store Legends of Zork test proved highly successful in economically acquiring and converting our customers to browser game players. Additionally, at the end of this month, GameStop will be marketing and selling downloadable content in a group of test stores. Of equal importance, our new customer loyalty program will launch in select markets. Altogether, we continue to deliver a superior shopping experience and are introducing our customers to the digital options for gaming.”

Paul Raines, Chief Operating Officer, said, “Our store associates did an outstanding job of executing our 'Go Big' marketing campaigns to promote hot new titles. Their effectiveness can be measured by the significant day one, week one and overall market share GameStop captured of this quarter's new releases. Our unique buy-sell-trade model continues to provide a strong value proposition for new game buyers.”

Updated Guidance

For the second quarter of fiscal 2010, the company expects comparable store sales to range from -2.0% to +2.0%. Diluted earnings per share are expected to range from $0.25 to $0.27, a 9% to 17% increase over the prior year quarter.

Based on our current industry analysis and expected strength of several upcoming new video game software releases, the company is projecting third quarter fiscal 2010 diluted earnings per share to range from $0.38 to $0.41, a 19% to 28% increase over the prior year quarter.

GameStop is reiterating its full year diluted earnings per share guidance range of $2.58 to $2.68, representing a 14% to 18% increase over fiscal 2009. Full year comparable store sales are still expected to range from flat to +2.0%.

About GameStop

Headquartered in Grapevine, TX, GameStop Corp., a Fortune 500 and S&P 500 company, is the world's largest video game and entertainment software retailer. The company operates 6,486 retail stores in 17 countries worldwide. The company also operates e-commerce sites, including GameStop.com, and publishes Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise. General information on GameStop Corp. can be obtained at the company's corporate website: http://www.gamestopcorp.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2010, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware; the timing of release of video game titles for next generation consoles; the risks associated with expanded international operations and the integration of acquisitions; the impact of increased competition and changing technology, including alternative methods of distribution, in the video game industry; and economic and other events that could reduce or impact consumer demand. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended January 30, 2010 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.gamestop.com.

GameStop Corp.
Statements of Operations
(in thousands, except per share data)

	13 weeks	13 weeks
	ended	ended
	May 1, 2010	May 2, 2009

Sales	$2,082,697	$1,980,753
Cost of sales	1,511,916	1,438,640

Gross profit	570,781	542,113

Selling, general and administrative
expenses	403,836	375,832
Depreciation and amortization	42,513	37,827

Operating earnings	124,432	128,454

Interest expense, net	9,574	11,681
Debt extinguishment expense	0	2,862

Earnings before income
tax expense	114,858	113,911

Income tax expense	40,019	43,478

Consolidated net income	74,839	70,433
Net loss attributable to noncontrolling interests	333	-
Consolidated net income attributable to GameStop	$75,172	$70,433

Net income per common share:
Basic[1]	$0.49	$0.43
Diluted[1]	$0.48	$0.42

Weighted average common shares
outstanding:
Basic	153,566	164,474
Diluted	156,484	167,972

Percentage of Sales:

Sales	100.0%	100.0%
Cost of sales	72.6%	72.6%

Gross profit	27.4%	27.4%

SG&A expenses	19.4%	19.0%
Depreciation and amortization	2.0%	1.9%

Operating earnings	6.0%	6.5%

Interest expense, net	0.5%	0.6%
Debt extinguishment expense	0.0%	0.1%

Earnings before income
tax expense	5.5%	5.8%

Income tax expense	1.9%	2.2%
Consolidated net income	3.6%	3.6%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income attributable to GameStop	3.6%	3.6%

[1] Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop.

GameStop Corp.
Balance Sheets
(in thousands, except per share data)

	May 1,	May 2,
	2010	2009
ASSETS:
Current assets:
Cash and cash equivalents	$431,878	$230,255
Receivables, net	36,031	47,265
Merchandise inventories	1,152,043	1,160,769
Prepaid expenses and other current assets	99,828	69,792
Deferred taxes	16,561	19,000
Total current assets	1,736,341	1,527,081

Property and equipment:
Land	11,655	10,801
Buildings & leasehold improvements	530,188	473,654
Fixtures and equipment	731,134	645,051
	1,272,977	1,129,506
Less accumulated depreciation and amortization	697,645	570,062
Net property and equipment	575,332	559,444

Goodwill, net	1,941,306	1,873,503
Other noncurrent assets	282,392	291,125
Total assets	$4,535,371	$4,251,153

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$767,490	$775,554
Accrued liabilities	517,912	454,360
Total current liabilities	1,285,402	1,229,914

Other long-term liabilities	122,549	108,212
Senior notes payable, net of discount	447,567	495,571
Total liabilities	1,855,518	1,833,697

Stockholders' equity:
Preferred stock - authorized 5,000 shares; no shares
issued or outstanding	--	--
Class A common stock - $.001 par value; authorized 300,000 shares;
152,853 and 164,622 shares outstanding, respectively	153	165
Additional paid-in-capital	1,091,852	1,317,100
Accumulated other comprehensive income	115,411	9,268
Retained earnings	1,472,927	1,090,923
Equity attributable to GameStop Corp. stockholders	2,680,343	2,417,456
Equity attributable to noncontrolling interest	(490)	-
Total equity	2,679,853	2,417,456
Total liabilities and stockholders' equity	$4,535,371	$4,251,153

Schedule I
GameStop Corp.
Sales Mix

	13 Weeks Ended		13 Weeks Ended
	May 1, 2010		May 2, 2009
		Percent		Percent
	Sales	of Total	Sales	of Total
Sales (in millions):

New video game hardware	$348.3	16.7%	$395.9	20.0%
New video game software	873.1	41.9%	770.5	38.9%
Used video game products	570.8	27.4%	548.5	27.7%
Other	290.5	14.0%	265.9	13.4%

Total	$2,082.7	100.0%	$1,980.8	100.0%

Schedule II
GameStop Corp.
Gross Profit Mix

	13 Weeks Ended		13 Weeks Ended
	May 1, 2010		May 2, 2009
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$21.2	6.1%	$24.1	6.1%
New video game software	174.5	20.0%	165.5	21.5%
Used video game products	274.4	48.1%	263.6	48.1%
Other	100.7	34.7%	88.9	33.4%

Total	$570.8	27.4%	$542.1	27.4%

CONTACT:
Media Contact:
Chris Olivera
Vice President,
Corporate Communications
GameStop Corp.
(817) 424-2130
or
Investor Contact:
Matt Hodges
Director,
Investor Relations
GameStop Corp.
(817) 424-2130